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                                                                   Exhibit 10.43


                           AFFILIATED LABEL AGREEMENT

      This affiliated label agreement dated as of July 1, 2000 (the "Effective Date") is by and between Infogrames, Inc. ("II"), a Delaware corporation with offices at 417 Fifth Avenue, New York, NY 10016, and Infogrames North America, Inc. (Affiliate"), a California corporation with offices at 5300 Stevens Creek Boulevard, San Jose, California, 95129


                                    RECITALS

A. II is in the business of manufacturing, marketing and distributing software and related products.

B. Affiliate is in the business of publishing interactive software products.

C. Affiliate desires to deliver to II, and II desires to receive from Affiliate, all of its software products for publication, sale and distribution by II.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    DEFINITIONS

      1.01 "Customers" means any individual or entity to whom Units are distributed by II. Customers may include distributors, resellers and retailers.

      1.02 "Developer" means any person or entity who owns or controls rights including, without limitation, intellectual property rights, in a Title.

      1.03 "End Users" means those persons who purchase for use one or more Units from Customers.

      1.04 "Markdown" means any reduction of the retail or wholesale selling price of Units of any Version.

      1.05 "Marketing Development Fund" or "MDF" means the costs associated with the marketing and merchandising of each Version at Customer locations.

      1.06 "Reserve" means the amount more fully described in Section 6.03(c) below.

      1.07 "Street Date" means the date on which a Version is initially made available for sale to End Users in the Territory.
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      1.08 "Taxes" means any national, state or local sales, use, or other taxes, customs duties, or similar tariffs and fees.

      1.09 "Term" means the period during which this Agreement shall be in effect, as set forth in Section 7 below.

      1.10 "Territory" means the United States and its territories, possessions, and military installations wherever situated, and Canada.

      1.11 "Title" means each software product published by Affiliate during the Term, together with all printed artwork, booklets, manuals, pamphlets or other materials which refer or relate to each respective Title.

      1.12 "Unit" means one (1) copy of each Version embodied on any storage device embodied on PC CD-ROM, cartridge, or any other tangible medium now known or later devised, fully packaged as a finished good and ready for shipment to Customers.

      1.13 "Version" means the Title as designed to operate with a particular hardware, software or other interactive media environment or platform now known or later devised. Examples of Versions include software products developed for: the IBM PC platform utilizing the Windows 98 operating system; the IBM PC platform utilizing the DOS operating system; the Apple Macintosh platform; and console platform versions such as Sony Playstation and Nintendo 64.

      1.14 "Wholesale Price" means the price charged by II to Customers per Unit of each Version as mutually agreed to by Affiliate and II. The initial Wholesale Price for each Version shall be set forth on Exhibit A.

2.    GRANT OF RIGHTS

      2.01  Rights Granted:

      With respect to each Title, Affiliate hereby grants to II throughout the Territory, during the Term, the sole and exclusive right:

         a.) To sell and distribute Units to Customers in all channels of retail distribution.

         b.) To advertise, publicize and promote each Version by any means and in all media now known or later devised.

         c.) To use, publish and permit others to use and publish Affiliate's trademarks, logos


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and other proprietary markings in conjunction with the advertising, promotion and sale of Units, subject to compliance with Affiliate's reasonable quality control provisions.

         d.) To use, publish and permit others to use and publish the Developer's trademarks, logos and other proprietary markings and in conjunction with the advertising, promotion and sale of the applicable Units.

         e.) To sell and distribute each Version as "value" or "budget" products in jewel cases or other economical packaging or to sublicense those rights to an II-affiliated company, provided that if II decides to sell any Version within
(6) six months from the date of its Street Date, II shall obtain the prior written approval of the Affiliate, such approval not to be unreasonably withheld.

         f.) To manufacture or contract for the manufacture of Units in accordance with Section 3.01 below.




3.    OBLIGATIONS OF II


      3.01 Manufacture of Units.


         a.) At the request of Affiliate and subject to Affiliate's responsibilities set forth in Section 4 below, II shall manufacture or contract for the manufacture of Units for any of those Versions listed on Exhibit A which are developed for the CD-ROM format or any other additional or successor format which is then capable of being manufactured by or on behalf of II, as determined by II. Manufacturing services shall include duplicating that storage medium, packaging, and related materials provided to II by Affiliate pursuant to this agreement and assembling those materials into finished Units, or may include the assembly of component parts previously manufactured and duplicated by Affiliate (collectively, "Components") and delivered to II for assembly into finished Units ("Manufacturing Services").

         b.) If Affiliate desires to engage II to provide Manufacturing Services for any Version, it shall notify II. If II is duplicating the storage medium, Affiliate will deliver to II a "gold master" copy of the software for each Version ("Master"), fully-tested by Affiliate in accordance with Section 4.05 below. In addition, Affiliate shall deliver camera-ready artwork of all packaging materials, and other materials necessary for the manufacture of Units by II on a SyQuest disk or on any other medium reasonably directed by II. If II is assembling Components into Units, II shall issue a purchase order for the number Components it requires. Affiliate shall


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provide the foregoing materials to II no less then eight (8) weeks in advance of the Street Date.

         c.) If Affiliate fails to deliver on a timely basis the materials set forth in subsection (b) above, in addition to any of its other rights and remedies, II may adjust the Street Date accordingly, and Affiliate shall promptly reimburse II any actual costs and expenses reasonably incurred by II, as a result of that failure of timely delivery. Payment shall be made within thirty (30) days of Affiliate's receipt of an II invoice evidencing those costs and expenses.

          d.) If II provides Manufacturing Services, II shall receive a Manufacturing Fee, payable by Affiliate in accordance with Section 6.03(d) below. "Manufacturing Fee" means the total of (i) the actual cost of goods for each Unit for which II provides Manufacturing Services (for each Unit, its "Cost of Goods") and (ii) five percent (5%) of the Cost of Goods.


      3.02  Units Manufactured by Affiliate.

       Pursuant to a written purchase order, II shall order from Affiliate from time to time finished Units. The terms of that purchase order or any purchase order issued by II, will govern that order, provided that if any terms conflict with the terms of this agreement, the terms of this agreement will control.

      3.03  Distribution and Warehousing.


         a.) II shall use commercially reasonable efforts to distribute Units to Customers.

         b.) II shall be responsible for distributing and shipping Units to Customers, pursuant to a written purchase order or via Electronic Data Information ("EDI"), as applicable.

         c.) At no additional cost to Affiliate, II shall provide adequate and secure warehousing facilities for all Units.

         d.) II shall be responsible for all billing, invoicing and related administrative procedures associated with order taking, distribution and shipping of the Units. II shall have the right to extend credit to its Customers and shall bear any associated risk of repayment.

         e.) II will promptly notify Affiliate in writing of any known infringement of Affiliate's proprietary rights which comes to II's attention. II agrees to cooperate, at Affiliate's expense, in connection with Affiliate's reasonable efforts to protect its proprietary rights in the Titles.


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      3.04  Marketing.


         a.) II shall include each Version in appropriate sales material and appropriate Customer mailings.

         b.) II shall provide recommendations and assist Affiliate, at no expense to II, in developing strategies to be implemented by Affiliate to help stimulate the sale of its Units.

         c.) II will provide Affiliate with regular reports which shall include the following information, if available: a summary of the number of Units distributed to each Customer, sold through, and the number of Units returned since the last report issued.

         d.) II shall provide Affiliate with the option to obtain dedicated display space for the Titles in II-sponsored display booths located at industry trade shows for the sole purpose of promoting the Titles, subject to II's participation in that trade show and space availability, as determined by II in its sole discretion. For each trade show at which Affiliate desires to obtain dedicated space, Affiliate shall submit to II a written request to so display its Titles no later than eight (8) weeks prior to the commencement date of that trade show. Affiliate will be charged for that dedicated display space and related costs incurred by II on the basis of a percentage of display space used for its Titles. All related travel accommodations, equipment, and other expenses incurred by Affiliate will be at Affiliate's sole expense. Any special signage must be furnished and installed by Affiliate at its expense, and approved in writing by II in advance. In the event Affiliate does not desire dedicated display space, or II determines that there is not enough available space for Affiliate to display its Titles, II will display and promote the Titles as II deems appropriate on a non-dedicated space basis at no cost to Affiliate.

         e.) II will incorporate Affiliate's Titles into all appropriate presentations given at regularly scheduled major account buyer meetings.

         f.) II shall advise Affiliate on matters relating to marketing, placement, promotion and sell-through of Titles by each Customer.

         g.) II shall evaluate the commercial practicality of implementing Markdowns and Affiliate's participation in associated Price Protection, MDF and cooperative advertising programs established by II with its Customers and consult with Affiliate with regard to those programs.


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4.    AFFILIATE'S RESPONSIBILITIES


      4.01 Quality. Pursuant to a purchase order issued by II, Affiliate shall deliver to II Units or Components, as applicable, which are of premium quality in all respects so as to protect and enhance the prestige of the parties, the Developers, the Titles and the goodwill associated with them. The Units and Components will be delivered to II free of defects in material and workmanship in all material respects. II has the right to spot check and inspect the Units and Components delivered by Affiliate. II may return inspected Units and Components to Affiliate in cases where II finds reasonably unacceptable defect rates, which shall be defined as three percent (3%) or more of each shipment. Affiliate acknowledges that such inspection does not relieve Affiliate of any of its obligations concerning quality of the Units or the Components.

      4.02  Packaging Design.

      (a) Affiliate shall consult with and obtain II's approval of all packaging design and artwork prior to manufacturing Units of each Version.
Approval by II shall not be unreasonably withheld.

      (b) Affiliate will clearly mark the packaging of each Unit as to platform, operating system, operating requirements such as memory, and bar code information. Affiliate will shrink-wrap or otherwise provide secure closure for all finished Units delivered to II. If II provides to Affiliate a label that shows II's name and logo as distributor, Affiliate will affix the label to the front of the outside of each Unit's packaging, provided that the label does not obscure the title of the Title or the Affiliate's name or logo and is reasonable in size.

      4.03  Delivery of Units.


         a.) Units or Components manufactured by Affiliate


            (i) Affiliate will provide to II, FOB at II's Designated Warehouse (as defined below), the ordered Units or Components by the date set forth in the II purchase order, or for Titles to become commercially available to End Users for the first time in the Territory, no less than twenty-one (21) days in advance of the Street Date, to enable II to timely distribute those


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Units to its Customers. In the event those Units or Components are not timely delivered, the terms of Section 3.01(c) shall also apply with respect to those Units delivered by Affiliate to II as finished Units.

            (ii) Affiliate shall be responsible for adequately insuring the Units for shipment FOB to II's warehouse located at Lancaster Distribution Center, 1800 Cloister Drive, Lancaster, PA ("Designated Warehouse").

            (iii) II may cancel any Units which are to be delivered under any purchase order, provided notice of cancellation is made in writing, no less than thirty (30) days prior to the scheduled delivery date.

            (iv) Affiliate agrees to maintain a sufficient inventory of Units or Components, as applicable, at a level equal to the most recent II forecast of sales of each Version. In the event Affiliate is unable to provide delivery of a Version pursuant to a II purchase order within thirty (30) days after receipt of that order, II may cancel such undelivered purchase order and any or all subsequent purchase orders for that Version.

      b.) II is not obligated to accept any partial delivery under any order. In the event II accepts a partial delivery, the portion not shipped will be deemed a separate order.

      4.04 Technical Support: Affiliate will provide technical support for each Version in the Territory to II, Customers and End Users. Technical support will include, without limitation, warranty service and phone support via a local or toll-free telephone number. Affiliate will have personnel knowledgeable of the technical and application aspects of each Version available to answer support questions during regular business hours. During the Term of this Agreement each party agrees to inform the other promptly of any known defects or operational errors affecting any Version.

      4.05 Testing. Prior to delivery of Titles to II, Affiliate agrees to test each Version to make certain that each Version is reasonably bug-free and fully functional in the different configurations in which the Version is designated to run and for all peripherals with which each Version is designated to work. Without limiting the foregoing, if II is providing Manufacturing Services, Affiliate shall prior to delivery to II so test each Master. Affiliate agrees to provide II, upon delivery of the Units, or Master, as applicable, with each Version's configuration testing reports prepared by Affiliate in the normal course of its business, along with hint sheets and maps for all game, adventure, simulation and role-playing Titles.


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      4.06 Changes. Affiliate will give II notice at least thirty (30) days prior to any material modification to a Title or any Version, including, without limitation, Affiliate's decision to discontinue or materially enhance any Title or any Version. Affiliate shall promptly provide II with Master Disks embodying all updates and enhancements, for Versions manufactured by II.

      4.07  Marketing.

         a.) Notwithstanding II's exclusive rights set forth in Section 2.01, throughout the Term, Affiliate will use its commercially reasonable efforts to advertise, market and promote the Titles throughout the Territory. Those efforts (collectively, "Affiliate Marketing") shall include, but not be limited to:

            (i) Advertising and publicizing each Version to Customers and potential customers in trade publications, promoting each Title on Affiliate's website, and issuing press releases:

            (ii) Advertising and publicizing each Version to consumers in consumer software publications and promoting each Version on Affiliate's website.

            (iii) procuring product reviews in leading consumer and trade PC and Mac game and other appropriate software publications.

            (iv) Participating in a reasonable number of Markdown programs, co-op advertising and MDF opportunities recommended to it by II in accordance with Section 3.04 above, only after the prior written approval from Affiliate, which shall be given promptly and shall not be unreasonably withheld.


          (b) Affiliate shall provide to II thirty (30) days prior to the Street Date of each Version and upon reasonable request thereafter, at no cost to II, the specified number copies of each of the following materials for purposes of facilitating the promotion of that Version by II: 150 Units; 150 demonstration copies; 500 specification sheets; 500 sell sheets; 100 new product retail release launch kits and 150 copies of any other available promotional material. In the event that Affiliate does not deliver promptly any of the foregoing materials, II may utilize any Units from its inventory or manufacture those materials, and deduct an amount equal to the cost of goods from the Reserve or from any monies otherwise owed to Affiliate under this agreement.


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      4.08  Insurance.

      During the Term of this agreement, Affiliate will at all times maintain at its own cost comprehensive general liability insurance, product liability, publisher's liability and errors and omissions insurance. Each policy shall have coverage of at least five million dollars ($5,000,000). Each policy shall be in a form reasonably acceptable to II and shall be issued by an insurance company with a rating of A or better as set forth in the most current Best Insurance Guide. Affiliate shall add II as an additional insured/ to each policy and will furnish certificates evidencing that insurance within ten (10) days of the date first set forth above. In the event there are claims against any existing insurance policy with respect to any Version, Affiliate will procure additional insurance coverage which is necessary to maintain the minimum level of coverage described in this subsection.

5.     TITLE AND RISK OF LOSS

       Title to Units shall pass from Affiliate to II upon shipment to II's Customers. Risk of loss for Units and Components shall pass to II from Affiliate upon delivery to II's Designated Warehouse. For Units returned to II by II's Customers for which title has passed to those Customers, title will pass from the Customer to Affiliate upon return to II. Risk of loss will remain with II until re-delivery to Affiliate of returned Units or Components.

6.    COMPENSATION

6.01 Distribution Fee.

      II shall be entitled to deduct a distribution fee of fifteen percent (15%) from the of the Net Sales ("Distribution Fee"). "Net Sales" shall mean gross revenue, less only sales tax, returns, markdowns, price protection and sales adjustments.

      6.02 Proceeds.

Affiliate shall be entitled to receive proceeds for each Unit sold to Customers calculated on the basis of Net Receipts for each Unit, less returns (the "Proceeds"). "Net Receipts" shall mean the applicable Wholesale Price of each Unit, less the Distribution Fee and all other accounting and credit adjustments permitted under this agreement.


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      6.03 Accounting.

         a.) II shall submit both Proceeds due, if any, and itemized statements to Affiliate within sixty (60) days after the end of each month of the Term, regardless of whether any Proceeds are payable to Affiliate for that affected calendar month. The statements shall contain the following, separately reported for each Title: Unit sales, Taxes, Returns, MDF, and all other costs permitted to be deducted under the terms of this agreement. The statements shall otherwise show separately for each Title in detail all calculations reasonably necessary for the computation of Proceeds and a cumulative reconciliation of the number of Units manufactured, Units sold, and Units remaining in inventory. All Proceeds shall be paid on one hundred percent of all retail sales as reported by II's POS Customers (currently, principally Wal-Mart, Target and K Mart), less returns, and on one hundred percent (100%) of shipments to all other Customers, less a Reserve (as defined below) for returns. In addition, reductions shall be taken for Taxes, Price Protection and MDF, if applicable, and if returns exceed the Reserve. Affiliate acknowledges that Units may be returned for any reason, including overstock or due to defects. At II's option, II will debit against amounts otherwise due Affiliate during each accounting period, deduct from the Reserve, or require Affiliate to reimburse II for, all returned Units. Affiliate will pay all transportation and shipping charges associated with such returns to Affiliate. In addition, in the event of a recall based solely on errors in the software code for any Version, Affiliate will pay all costs associated with the recall including but not limited to Handling Charges, End User notification costs, Unit replacement costs, and all freight costs. The term "Handling Charges" will mean, for each Unit returned as the result of a recall, reasonable labor and administrative costs plus all of II's out-of-pocket costs including, without limitation, shipping and insurance costs related to the return and, if applicable, replenishment of such defective Units to and from II to Customers, and to and from II to Affiliate.

      b.) If the Wholesale Price of Units of any Version is lowered, Affiliate will credit or refund to II, or II may deduct from monies otherwise payable to Affiliate under this agreement, at II's option, the amounts credited or refunded by II to its Customers by reason of the reduced Wholesale Price for the affected Version ("Price Protection"). Affiliate acknowledges that II is dependent upon prompt and reliable information from II's Customers to determine the inventory to which Price Protection should apply. Affiliate agrees that (i) II shall have the right to determine a good faith estimate of the inventory of its Customers, and base the amount of Price Protection upon that estimate; and (ii) II may adjust its estimate on a periodic basis as it receives additional information from its Customers.

      c.) The amount withheld for the Reserve shall be equal to twenty percent (20%) of the


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Proceeds payable to Affiliate during each monthly accounting period. The Reserve shall be deducted from payments II owes to Affiliate under this agreement, to be held in an interest-bearing account and applied by II for returned Units, Price Protection (as defined in subsection (b) above), co-op advertising and any other credits, refunds or other amounts owed to II under this agreement, including those owed upon the expiration or earlier termination of this agreement.

      d.) If II provides Manufacturing Services for any Units, Affiliate shall pay to II the total Manufacturing Fee for those affected Units. II shall, at its option, (i) offset the total Manufacturing Fee from Proceeds, in which case II shall provide a detailed invoice reflecting the calculation of the Manufacturing Fee along with each statement provided pursuant to subsection (c) above, or (ii) invoice Affiliate for the total Manufacturing Fee at the end of each month during which Manufacturing Services are provided. If II invoices Affiliate, Affiliate shall pay the applicable Manufacturing Fee within forty-five (45) days of its receipt of each invoice.


6.04 Audit

      II shall maintain for a period of two (2) years after the end of the year to which they pertain, complete records of the Units sold and distributed by II in order to calculate and confirm II's payment obligations hereunder. Upon reasonable prior notice, Affiliate will have the right, exercisable not more than once every twelve (12) months, at Affiliate's expense, to examine or have its agents examine, such books, records and accounts during II's normal business hours to verify the payments due by II to Affiliate herein, subject execution of II's standard confidentiality agreement by such agents; provided, however, that execution of such agreement will not preclude such agents from reporting results to Affiliate. No audit shall take place during the first three (3) weeks of any quarterly accounting period. If an audit shall reveal an underpayment by II of ten percent (10%) or more for the period audited, II shall pay to Affiliate the amount of the underpayment and the reasonable expenses of the audit up to the amount of the underpayment.

7.  TERM

      Subject to Section 8 below, the term of this agreement shall commence on the initial release to Customers of the first Units distributed under this agreement and terminate one (1) year from that date (the "Initial Term"), plus a three(3) month sell-off period. The parties may mutually agree to extend the Term for additional consecutive one (1) year periods by written agreement at least ninety (90) days prior to the expiration of the Initial Term, or the then-current


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term (the Initial Term and any extensions, shall collectively be referred to as the "Term").

8.    TERMINATION

      8.01 Termination for Breach. In the event of a material breach by either party of this agreement, which breach is not cured within thirty (30) days after written notice by the nonbreaching party, the nonbreaching party may, upon written notice to the breaching party, terminate this agreement in its entirety or only in respect to the Version to which the breach relates. Upon termination, the nonbreaching party will have the right to pursue any remedies it may have at law or in equity, and the nonbreaching party may from the date of notice of breach pay into an interest bearing escrow account with a commercial bank any cash payments due the breaching party hereunder as security for payment of any damages arising from any breach by the breaching party of this agreement.

      8.02   Immediate Termination.

        Either party may immediately terminate this agreement if (i) a receiver is appointed for the other party or its property; (ii) the other party becomes insolvent or unable to pay its debts as they mature, or makes an assignment for the benefit of its creditors; (iii) the other party seeks relief or if proceedings are commenced against the other party or on its behalf under any bankruptcy, insolvency or debtor's relief law, and those proceedings have not been vacated or set aside within sixty (60) days from the date of their commencement; or (iv) if the other party is liquidated or dissolved.

      8.03 Effect of Termination. Upon termination of this agreement:

         a.) Each party's obligation to pay the other party any amounts which have or will become due will continue;

         b.) For a period of one hundred eighty (180) days after such termination, II may return all or any portion of the Units shipped to II's Customers for full repayment of the Proceeds paid by II for those Units, and at II's option, Affiliate will repay or II shall have the right to deduct from the Reserve or other monies due to Affiliate, the applicable Proceeds.

         c.) To the extent II's Customers do not return Units, and subject to II's continued compliance with its payment obligations hereunder, such Customers will retain the right to sell all of their inventory of the Units;


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         d.) II may apply any and all remaining Reserve (including interest)
against any amounts due II under this agreement for a period of one hundred and eighty (180) days after such termination. At the end of such period, II shall immediately return to Affiliate the balance of the Reserve and any interest earned; and

         e.) The rights and obligations under Sections 4.04, 4.08, 6, 8, 9, 10, 11, 12, and 13 will continue.


      8.04 Partial Termination of this Agreement for Loss of Distribution
      Rights.

In the event Affiliate loses the right to grant to II the rights to distribute any Version under this agreement, then upon such loss of rights Affiliate shall give II no less than forty-eight (48) hours written notice and it shall be deleted from the coverage of this agreement. Upon such partial termination, II may return all or any portion of its inventory and that of II's Customers in accordance with the terms of this agreement. In the case of partial termination, II shall be free to negotiate with, and obtain distribution rights from, the holder of the distribution rights for such Version, as applicable.

9.    FREEDOM TO COMPETE

      Subject to the terms of this agreement, each party agrees that nothing in this agreement will be construed as restricting or prohibiting either party from lawfully competing with the other party in any other aspects of its business, including, without limitation, development of and/or distribution of other software products and services. Without limiting the generality of the foregoing, each party acknowledges that the other party is in the business of creating and publishing software products for a variety of hardware platforms and related hardware products, that the other party maintains and continually seeks relationships with other parties, and that the other party maintains and continually seeks licensing or similar arrangements with other parties. Each party agrees that nothing in this agreement will be construed as restricting or prohibiting the other party from continuing its business in any lawful manner and without limitation the other party may at its sole discretion at any time during or after the term of this agreement (a) create, publish, manufacture, market and distribute any other products, even if such products are competitive to and similar to the Titles; and (b) enter into and maintain relationships with any other party, even if such parties are competitors, or licensor of the other party.


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10.   REPRESENTATIONS AND WARRANTIES

      a.) Affiliate represents and warrants to II that:

            i.) It has the right, full power and authority to enter into this agreement, to carry out its terms and to grant the rights, licenses and privileges granted in this agreement;

            ii.) It is duly incorporated, valid and existing, in good standing under the laws of the jurisdiction in which it was incorporated;

            iii.) II shall not be required to make any payments of any nature except as otherwise expressly set forth in this agreement;

            iv.) Affiliate has all necessary rights, title, and interest in and to the Titles and all other materials furnished to II under this agreement, to grant II the rights granted hereunder;

            v.) The Titles and all other materials furnished to II under this agreement do not infringe upon, or misappropriate, any copyright, trade secret or any other proprietary rights of any third party;

            vi.) Each Version will perform substantially in accordance with Affiliate's specifications and express warranties for each respective Version;

            vii) It has sufficient resources, equipment and expertise to manufacture, publish and market the Titles in accordance with the terms of this agreement;

            viii.) It has not and shall not assign, transfer, lease, convey or grant a security interest or otherwise similarly dispose of the Titles or any related materials;

            ix.) It shall not subdistribute or otherwise permit or grant any third-party the right to manufacture, distribute, market or otherwise exploit the Units, except as otherwise expressly agreed to in writing by II;

            x.) The making of this agreement and the manufacture, advertisement, distribution and sale of the Units and of related materials or services supplied by Affiliate shall not infringe upon or violate any laws or regulations of any nation within the Territory, or any agreement, right or obligation existing or which shall exist between Affiliate or any other person, firm or


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corporation;

            xi.) It shall not manufacture or deliver any Units or components or any related materials which do not meet the quality standards set forth in
Section 4.01;

            xii.) Prior to delivery to II, it will obtain all necessary rights from any and all hardware manufacturers (e.g., Sega, Sony and Nintendo) to perform its obligations with respect to any Title or Version.

      b.) II represents and warrants to Affiliate that:

            i.) It has the right, full power and authority to enter into this agreement, to carry out its terms and to grant the rights, licenses and privileges granted in this agreement;

            ii.) It is duly incorporated, valid and existing, in good standing under the laws of the jurisdiction in which it was incorporated;

            iii.) It has or shall obtain all necessary rights, title, and interest in and to the materials furnished by it and incorporated into the Units;

            iv.) It has the capability to perform the Manufacturing Services if applicable, and the distribution services as set forth in this agreement;

            v.) The materials furnished by II under this agreement do not infringe upon, or misappropriate, any copyright, trade secret or any other proprietary rights of any third party; and

            vi.) It has not and shall not assign, transfer, lease, convey or grant a security interest or otherwise similarly dispose of the Units or Components.

11.   INDEMNIFICATION

            11.01 Affiliate Indemnity. Affiliate agrees to indemnify, hold harmless and defend II, its subsidiaries, affiliates and their respective officers, directors and employees from and against all claims, losses, defense costs (including reasonable attorneys' fees), judgments and other expenses related to or arising out of: (a) the breach or alleged breach of its representations, warranties and covenants; (b) any product liability with respect to any Title; (c) the alleged infringement or violation of any trademark, copyright, trade secret, patent or other proprietary


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right with respect to any Title; and (d) any unfair trade practice, trade libel or misrepresentation based on any promotional material, packaging, documentation or other materials provided by Affiliate with respect to any Title. Provided that Affiliate is fulfilling its indemnification obligations hereunder in good faith, Affiliate shall have the right to control the defense and settlement of any such claim at Affiliate's expense and to choose counsel for such purpose, provided that Affiliate may not settle any such claim without II's prior written consent, which will not be unreasonably withheld. II may retain counsel (at II's sole option and expense) with respect to any such claim, and Affiliate shall ensure that its counsel reasonably cooperates with II's counsel in the course of such defense. If Affiliate does not fulfill its indemnification obligations in good faith, II will have the right to defend and settle any claim for which it was entitled to indemnification under this agreement and to receive reimbursement from Affiliate for all of its costs in defending and settling such claim. In case an infringement claim is finally judicially determined to be an infringement, Affiliate will, at Affiliate's sole option: (i) procure a license from any claimants with respect to the challenged Title or any Version that will enable II to continue marketing that Title or any Version (ii) modify the Version or Title so as to make it noninfringing, or (iii) buy back all inventory of the affected Units of II and II's Customers at II's original purchase price from Affiliate, pay all shipping and other charges associated with the return to Affiliate of the Units, and terminate this agreement with respect to that Title or Version.

      11.02 II Indemnification. II agrees to indemnify, hold harmless and defend Affiliate, its subsidiaries, affiliates and their respective officers, directors and employees from and against all claims, losses, defense costs (including reasonable attorneys' fees), judgments and other expenses arising out of: II's representations, warranties and covenants. II's obligation to indemnify is conditioned on Affiliate notifying II of any such claim as to which indemnification will be sought promptly after Affiliate learns of such claim, and providing II reasonable cooperation in the defense and settlement thereof. Provided that II is fulfilling its indemnification obligations hereunder in good faith, II shall have the right to control the defense and settlement of any such claim at II's expense and to choose counsel for such purpose, provided that II may not settle any such claim without Affiliate's prior written consent, which will not be unreasonably withheld. Affiliate may retain counsel (at Affiliate's sole option and expense) with respect to any such claim, and II shall ensure that its counsel reasonably cooperates with Affiliate's counsel in the course of such defense. If II does not fulfill its indemnification obligations in good faith, Affiliate will have the right to defend and settle any claim for which it was entitled to indemnification and to receive reimbursement from II for all of its costs in defending and settling that claim.

      11.03 LIMITATION OF LIABILITY.


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BOTH PARTIES AGREE THAT TO THE EXTENT PERMISSIBLE BY APPLICABLE LAW, UNDER NO
CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL DAMAGES OR LOST PROFITS, ARISING IN CONNECTION WITH THIS AGREEMENT, OR, ON ACCOUNT OF ITS TERMINATION, EVEN IF APPRAISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

12.   CONFIDENTIALITY

      12.01 Confidential Information. During the Term of this agreement, Affiliate and II may be exposed to certain information that is confidential to the other party and is not generally known to the public, including without limitation (a) quantities, dollar volumes, and revenue of Units, (b) the terms of this agreement including Wholesale Prices, marketing funds and like information, and (c) business and marketing plans, future products, research and development. Each party agrees respectively, that for a period of three (3) years after its initial receipt of the other party's confidential information it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information without the prior written consent of the other party, except to employees, agents, contractors and like entities solely as required to fulfill the purposes of this agreement, provided any such third parties agree in writing to be bound by the confidentiality obligations under this agreement. Affiliate and II agree that they will safeguard the confidential information which each party may receive from the other party for the period set forth above with the same degree of care used to protect its own information of a like nature but in no circumstances less than reasonable care.

      12.02 Non-Confidential Information.

      Section 12.01 above shall not be applicable to any information: (a) which is in the public domain or which becomes part of the public domain through no fault on the part of the receiving party; (b) which is known to the receiving party prior to the disclosure thereof by the disclosing party, as established by documentary evidence; (c) which is lawfully received by the receiving party from a third party who provided such information without breach of any separate confidentiality obligation owed to the disclosing party; (d) which is disclosed by the disclosing party to any third party without restriction on further disclosure; and (e) which is independently developed by personnel having no access to the disclosing party's confidential information as established by documentary evidence.


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13.   GENERAL

      13.01 Notices. Any notice required or permitted to be given or sent under this agreement will be deemed delivered if hand delivered or if mailed, postage prepaid, by registered, express or certified mail, return receipt requested, or by any nationally-recognized private express courier, to either party at the address listed above, or to such other address of which either party may so notify the other.

      13.02 Governing Law/Forum. This agreement will be deemed entered into in New York, and will be governed by and interpreted in accordance with the substantive laws of the State of New York. The parties agree that (i) any claim of whatever character arising under this agreement or relating in any way, directly or indirectly, to the dealings between them during the term of this agreement shall be brought exclusively in a federal or state court of competent jurisdiction in New York County in the State of New York and (ii) that any claim that is filed in any other court shall be conclusively deemed as violating the expressed intent of the parties.

      13.03 Attorney's Fees. In the event any litigation is brought by either party in connection with this agreement, the prevailing party will be entitled to recover from the other party all the costs, reasonable attorneys' fees and other reasonable expenses incurred by such prevailing party in the litigation.

      13.04 Force Majeure. Neither party will be deemed in default of this agreement to the extent that performance of its obligations, or attempts to cure any breach is delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause not being under the control of such party ("Force Majeure"), provided that such party gives the other party prompt written notice thereof promptly and uses its good faith effort to continue cure any breach. In the event of such a Force Majeure, the time for the performance or cure will extended for a period equal to the duration of the Force Majeure, but not in excess of six (6) months.

      13.05 Amendment. No amendment or modification of this agreement will be made except by an instrument in writing signed by both parties. No failure of either party to prosecute its right with respect to any single or continuing breach of this agreement will act as a waiver of the right of that party to later exercise any right or remedy with respect to that breach or any other breach of this agreement by the other party.

      13.06 Relationship. The relationship between II and Affiliate will be that of independent contractors. Each party is not and shall not be deemed to be an employee, agent, partner or legal representative of the other for any purpose and shall not have any right, power or


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
authority to create any obligation or responsibility on behalf of the other.

      13.07 Severability. If any provision of this agreement is found invalid or unenforceable pursuant to judicial decree, such provision will be enforced to the maximum extent permissible and the remainder of this agreement will remain in full force and effect according to its terms.

      13.08 Assignment. Affiliate may not assign any of its rights hereunder without the prior written consent of II, which will no be unreasonably withheld.

      13.09 Modifications to Exhibit A. The parties may modify the terms of Exhibit A to reflect the addition, deletion or substitution of Titles, Versions, Wholesale Prices, Street Dates and Projected Units, by notice sent in writing via fax, email, regular or overnight mail, provided that any such notification is sent by an authorized party and an acknowledgment of receipt and agreement to its terms are evidenced in writing by a person authorized by the other party to accept and respond to such notices. All such notices shall be deemed incorporated into Exhibit A by reference and made a part of this agreement.

       13.10 Goodwill. II covenants that all goodwill associated with the trademarks relating to the Titles, other than trademarks of II shall inure directly and exclusively to the benefit of Affiliate, as the case may be. II or Affiliate shall not at any time acquire or claim any right, title or interest in the other's trademarks or service marks other than those rights expressly granted. All right, title or interest in either party's trademarks and service marks which come into existence as a result, or during the term of, the exercise by II or Affiliate of any right granted to it hereunder shall immediately vest in the applicable party.

      13.11 Entire Agreement. This agreement, the Exhibits attached hereto, and II's purchase orders (subject to Section 3.02) state the entire agreement between the parties relating to the subject matter of this agreement and supersede any and all prior agreements and communications, written or oral. This agreement may be executed by facsimile and in counterparts and shall constitute a valid, binding agreement.

      IN WITNESS WHEREOF, the parties hereto have executed the agreement by their duly authorized representatives as set forth below.

Infogrames, Inc.                    Infogrames North America, Inc.

By: /s/ Denis Guyennot              By: /s/ Yves Legris
Name: Denis Guyennot                Name: Yves Legris
Title: President                    Title: Chief Operating Officer


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                                    EXHIBIT A


                  Initial
Title/Version     Wholesale Price  Projected Units    Street Date
-------------     ---------------  ---------------    -----------



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